Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2022, CI&T Inc (“CI&T,” the “Company,” “we,” “us,” and “our”) had the following classes of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A common shares, par value US$0.00005 per share	CINT	New York Stock Exchange

Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2022.

CLASS A COMMON SHARES

The following is a summary of the material provisions of our authorized share capital and our articles of association (the “Articles of Association”). This description does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Association, which is incorporated as an exhibit to our most recent annual report on Form 20-F, the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), and common law of the Cayman Islands. We encourage you to read our Articles of Association, the Companies Act, and applicable provisions of Cayman law for additional information.

General

We were incorporated on June 7, 2021, as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted, and we have the authority to carry out any object not prohibited by the Companies Act or any other law as provided by Section 7(4) of the Companies Act.

Share Capital

Our Articles of Association authorize two classes of common shares: Class A common shares, which are entitled to one vote per share, and Class B common shares, which are entitled to ten votes per share and to maintain a proportional ownership interest in the event that additional Class A common shares are issued (save that the right to maintain a proportional ownership interest may only be exercised with Class B Shareholder Consent).  Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis.  The rights of the two classes of common shares are otherwise identical, except as described below.  See “— Anti-Takeover Provisions in the Articles — Two Classes of Shares.”

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As of the date of this annual report, CI&T’s total authorized share capital was US$50,000, divided into shares with par value of US$0.00005 each, of which:

●        500,000,000 shares are designated as Class A common shares;

●        250,000,000 shares are designated as Class B common shares;

●        250,000,000 are yet undesignated and may be issued as common shares or shares with preferred, deferred or other special rights or restrictions.

As of the date of this annual report we have a total issued share capital of R$ 36,749 divided into 133,814,311 shares of a nominal or par value of US$0.00005 each, comprising (i) 19,969,110 Class A common shares; and (ii) 113,845,201 Class B common shares.

Our Class A common shares are traded in the United States on the New York Stock Exchange (or NYSE), under the symbol “CINT.”

Treasury Stock

As of the date of this annual report, we have no shares in treasury.

Issuance of Shares

Except as expressly provided in the Articles, our board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the company’s capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. In accordance with our Articles, we shall not issue bearer shares. We shall not issue any class of shares with dividend rights, conversion rights, redemption rights and/or liquidation preference superior to the rights of the Class B common shares, or shares having more than one vote per share, without the Class B Shareholder Consent.

The Articles provide that additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits, (2) subject to the Class B Shareholder Consent, a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration, or (3) an issuance of Class A common shares, whereby holders of the Class B common shares would be entitled to purchase a number of Class B common shares that would allow them to maintain their proportional ownership and voting interests in CI&T (following an offer by CI&T to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in CI&T pursuant to our Articles of Association), save that such rights to purchase additional Class B common shares may only be exercised with Class B Shareholder Consent. In light of: (a) the above provisions; (b) the fact that future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions as provided in the Articles; and (c) the ten-to-one voting ratio between our Class B common shares and Class A common shares, holders of our Class B common shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude your ability to influence corporate matters for the foreseeable future. For more information see “— Preemptive or Similar Rights.”

The Articles also provide that the issuance of non-voting common shares requires the affirmative vote of a majority of the then-outstanding Class A common shares.

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Distributions

Dividends and Capitalization of Profits

We have not adopted a dividend policy with respect to payments of any future dividends by us. Subject to the Companies Act, our shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to us. Except as otherwise provided by the rights attached to shares and the Articles, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (1) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly and (2) where we have shares in issue which are not fully paid up (as to par value) we may pay dividends in proportion to the amounts paid up on each share.

The holders of Class A common shares and Class B common shares are entitled to share equally in any dividends that may be declared in respect of our common shares from time to time. In the event that a dividend is paid in the form of Class A common shares or Class B common shares, or rights to acquire Class A common shares or Class B common shares, (1) the holders of Class A common shares shall receive Class A common shares, or rights to acquire Class A common shares, as the case may be and (2) the holders of Class B common shares shall receive Class B common shares, or rights to acquire Class B common shares, as the case may be.

Certain Cayman Islands Legal Requirements Related to Dividends

Under the Companies Act and our Articles of Association, a Cayman Islands company may pay a dividend out of either its profit or share premium account, but a dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. According to our Articles of Association, dividends can be declared and paid out of funds lawfully available to us, which include the share premium account. Dividends, if any, would be paid in proportion to the number of common shares a shareholder holds.

Certain Brazilian Legal Requirements Related to Dividends

Our ability to pay dividends is directly related to positive and distributable net results from our Brazilian subsidiary. Our Brazilian subsidiary is required under its by-laws and Federal Law No. 6,404 dated December 15, 1976, as amended, to distribute a mandatory minimum dividend to shareholders each year, which cannot be lower than 25% of its adjusted net income for the prior year, calculated under Article 202 of the Brazilian Corporate Law, unless such distribution is suspended by a decision of such subsidiary’s shareholders at its annual shareholders’ meeting based on a report by its board of directors that such distribution would be incompatible with its financial condition at that time. In addition, if, for any legal reasons due to new laws or bilateral agreements between countries, our Brazilian subsidiary is unable to pay dividends to Cayman Islands companies, or if a Cayman Islands company becomes incapable of receiving them, we may not be able to make any dividend payments in the future.

Voting Rights

The holders of the Class A common shares and Class B common shares have identical rights, except that (1) the holders of Class B common shares are entitled to ten votes per share, whereas holders of Class A common shares are entitled to one vote per share, (2) Class B common shares have certain conversion rights and (3) the holders of Class B common shares are entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued, save that such rights to purchase additional Class B common shares may only be exercised with Class B Shareholder Consent. The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.

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The Articles provide as follows regarding the respective rights of holders of Class A common shares and Class B common shares:

(1)    Class consents from the holders of Class A common shares or Class B common shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares, however, the Directors may treat any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposal;

(2)    the rights conferred on holders of Class A common shares shall not be deemed to be varied by the creation or issue of further Class B common shares and vice versa; and

(3)    the rights attached to the Class A common shares and the Class B common shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.

As set forth in our the Articles, the holders of Class A common shares and Class B common shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized Class A common shares and Class B common shares may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Class A common shares and Class B common shares, voting together in a general meeting.

Preemptive or Similar Rights

The Class A common shares are not entitled to any preemptive rights, including upon transfer of such shares, and conversion, redemption or sinking fund provisions.

The Class B common shares are not subject to conversion (except as described below under “—Conversion”), redemption or sinking fund provisions. The holders of Class B common shares are not entitled to preemptive rights upon conversion, and so long as their Class B common shares have not been converted into Class A common shares, the holders of Class B common shares are entitled to preemptive rights (which may only be exercised with Class B Shareholder Consent) in order to maintain their proportional ownership and voting interest as determined immediately prior to such issuance in the event that additional Class A common shares are issued. As such, except for certain exceptions, including the issuance of Class A common shares other than for cash and the issuance of Class A common shares under a management incentive plan, if CI&T issues Class A common shares, it must first make an offer to each holder of Class B common shares to issue to such holder on the same economic terms such number of Class B common shares as would ensure such holder may maintain a proportional ownership and voting interest in CI&T equivalent to such holder’s ownership and voting interest immediately prior to such issuance and each such holder may only exercise their preemptive rights and accept such offer with Class B Shareholder Consent.

Conversion

The outstanding Class B common shares are convertible at any time as follows: (1) at the option of the holder, a Class B common share may be converted at any time into one Class A common share or (2) upon the election of the holders of a majority of the then outstanding Class B common shares, all outstanding Class B common shares may be converted into a like number of Class A common shares. In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, whether or not for value, except for certain transfers described in the Articles, including transfers to the holder’s heirs, successors and affiliates, a trust established for the benefit of the holder or its affiliate, a partnership, corporation or other entity exclusively owned or controlled by the holder or its affiliate and certain transfers to organizations that are exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the total number of the issued and outstanding Class B common shares is less than 10% of the total number of shares outstanding.

No class of CI&T’s common shares may be subdivided or combined unless the other class of common shares is concurrently subdivided or combined in the same proportion and in the same manner.

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Equal Status

Except as expressly provided in the Articles, Class A common shares and Class B common shares have the same rights and privileges and rank equally, share proportionally and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of our shareholders entitled to vote thereon (whether or not CI&T is the surviving entity), the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares. In the event of any (1) tender or exchange offer to acquire any Class A common shares or Class B common shares by any third-party pursuant to an agreement to which CI&T is a party, or (2) any tender or exchange offer by CI&T to acquire any Class A common shares or Class B common shares, the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares.

Record Dates

For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, our board of directors may set a record date.

General Meetings of Shareholders

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as a shareholder of CI&T at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to CI&T in respect of the shares that such shareholder holds must have been paid.

Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per Class A common share and ten votes per Class B common share.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call annual general meetings; however, our Articles of Association provide that in each year the company will hold an annual general meeting of shareholders, at a time determined by the board of directors. For the annual general meeting of shareholders, the agenda will include, among other things, the presentation of the annual accounts and the report of the existing directors and the election of new directors. In addition, the agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.

Also, we may, but are not required to (unless required by the laws of the Cayman Islands), hold other extraordinary general meetings during the year. General meetings of shareholders are generally expected to take place in São Paulo, Brazil, but may be held elsewhere if the directors so decide.

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The Companies Act provides shareholders a limited right to request a general meeting and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s articles of association. However, these rights may be provided in a company’s articles of association. Our Articles provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than fourteen (14) clear days’ notice prior to the relevant shareholders meeting and convened by a notice, as discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

We will give notice of each general meeting of shareholders by publication on our website and in any other manner that it may be required to follow in order to comply with Cayman Islands law and the NYSE and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.

Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for all holders of Class A common shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A common shares.

The quorum required to hold a general meeting consists of any one or more persons holding or representing by proxy not less than one third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted.

A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Act and the Articles.

Pursuant to the Articles, general meetings of shareholders are to be chaired by the chairman of our board of directors or in his absence the vice-chairman of the board of directors. If both the chairman and vice-chairman of our board of directors are absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman nor another director is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.

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Liquidation Rights

If CI&T is voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between CI&T and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between CI&T and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between the CI&T and any person or persons) and subject to any agreement between CI&T and any person or persons to waive or limit the same, shall apply CI&T’s property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests in CI&T.

Changes to Capital

Pursuant to the Articles, we may from time to time by ordinary resolution:

-increase our share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

-consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

-convert all or any of our paid-up shares into stock and reconvert that stock into paid up shares of any denomination;

-subdivide our existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

-cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the Company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

In addition, subject to the provisions of the Companies Act and the Articles, we may:

-issue shares on terms that they are to be redeemed or are liable to be redeemed;

-purchase our own shares (including any redeemable shares); and

-make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Companies Act, including out of our own capital.

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Transfer of Shares

Subject to any applicable restrictions set forth in the Articles, any of our shareholders may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by the New York Stock Exchange or “NYSE” or any other form approved by the our board of directors.

The Class A common shares sold in our initial public offering are traded on the NYSE in book-entry form and may be transferred in accordance with our Articles of Association and the NYSE’s rules and regulations.

However, our board of directors may, in its absolute discretion, decline to register any transfer of any common share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any common share unless:

-a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as the board of directors may from time to time require is paid to us in respect thereof;

-the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

-the instrument of transfer is in respect of only one class of shares;

-the instrument of transfer is properly stamped, if required;

-the common shares transferred are free of any lien in our favor; and

-in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If the directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Share Repurchase

The Companies Act and our Articles of Association permit us to purchase our own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf of CI&T, subject to the Companies Act, the Articles and to any applicable requirements imposed from time to time by the SEC, the NYSE, or by any recognized stock exchange on which our securities are listed.

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Appointment of Members of the Board of Directors

The Articles provide that directors shall be elected by an ordinary resolution of shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed and elected for annual terms or such other terms as the resolution appointing him or her may determine or until his or her death, resignation or removal.

Any vacancies on the board of directors that arise other than upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders. Our board of directors is composed of seven members.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-Takeover Provisions in the Articles of Association

Some provisions of the Articles may discourage, delay or prevent a change in control or management that shareholders may consider favorable. In particular, the capital structure of CI&T concentrates ownership of voting rights in the hands of the holders of Class B common shares. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.

These provisions are also designed to encourage persons seeking to acquire control of CI&T to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, consequently, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Two Classes of Common Shares

Our Class B common shares are entitled to ten votes per share, while the Class A common shares are entitled to one vote per share. The holders of all of our Class B common shares will together have the ability to elect all directors and to determine the outcome of most matters submitted for a vote of shareholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.

So long as the holders of Class B common shares have the ability to determine the outcome of most matters submitted to a vote of shareholders as well as our overall management and direction, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, the fact that we have two classes of common shares may have the effect of depriving you as a holder of Class A common shares of an opportunity to sell your Class A common shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.

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Preferred Shares

Our board of directors is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.

We shall not issue any class of shares with dividend rights, conversion rights, redemption rights and/or liquidation preference superior to the rights of the Class B common shares, or shares having more than one vote per share, without the Class B Shareholder Consent.

Despite the anti-takeover provisions described above, under Cayman Islands law, our board of directors may only exercise the rights and powers granted to them under our Articles of Association, for what they believe in good faith to be in our best interests.

Protection of Non-Controlling Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine the Company’s affairs and report thereon in a manner as the Grand Court shall direct.

Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.

Notwithstanding the U.S. securities laws and regulations that are applicable to us, general corporate claims against CI&T by its shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our Articles of Association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against us, or derivative actions in CI&T’s name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control CI&T and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

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